Exhibit 99.1

DermTech Reports Fourth Quarter and Full Year 2020 Financial Results

LA JOLLA, Calif. – March 4, 2021 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported financial results for the quarter and year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Financial Highlights

•

Billable sample volume of approximately 8,300 for the fourth quarter of 2020, a 69% increase compared to approximately 4,900 recorded for the fourth quarter of 2019 and a 24% sequential increase over the third quarter of 2020. Billable sample volume for the full year 2020 of approximately 24,000, a 75% increase compared to 2019.

•

Total revenue of $2.1 million for the fourth quarter of 2020, a 33% increase compared to the fourth quarter of 2019 and a 56% sequential increase over the third quarter of 2020.  Total revenue for the full year of 2020 of $5.9 million, a 75% increase compared to 2019.

•

Assay revenue of $1.6 million for the fourth quarter of 2020, a 214% increase compared to the fourth quarter of 2019 and a 27% sequential increase over the third quarter of 2020. Assay revenue for the full year of 2020 of $4.2 million, a 202% increase compared to 2019.

•	Ended 2020 with $63.8 million in cash, cash equivalents and marketable securities.

“I am pleased with the growth of our Q4 sample volume, which reflects the demand for our PLA product, despite the challenging COVID environment. Over time we expect to monetize this sample volume by securing commercial payor coverage and growing our proportion of Medicare samples. This thesis is beginning to play out with some successful contracting efforts during the quarter,” said John Dobak, M.D., chief executive officer of DermTech. “While limited access to physician offices continues to impede our sales effort, I am proud of the way our commercial team has managed these headwinds.  We are confident we can access very large market opportunities through our mission to transform the practice of dermatology, improve patient care, and help reduce melanoma deaths.”

Fourth Quarter and Full Year 2020 Financial Results

Assay revenue increased $1.1 million, or 214%, to $1.6 million for the three months ended December 31, 2020, compared to $0.5 million for the same period of 2019. Assay revenue increased $2.8 million, or 202%, to $4.2 million for the twelve months ended December 31, 2020, compared to $1.4 million for the same period of 2019. The increase in assay revenue was primarily due to higher billable sample volume and revenue recognition of Medicare samples that have been covered by Medicare since our final local coverage determination became effective in February 2020. Billable sample volume increased 69% to approximately 8,300 for the three months ended December 31, 2020, compared to approximately 4,900 for the same period of 2019. Billable sample volume increased 75% to approximately 24,000 for the twelve months ended December 31, 2020, compared to approximately 13,700 for the same period of 2019. Contract revenue decreased $0.5 million, or 49%, to $0.6 million for the three months ended December 31, 2020, compared to $1.1 million for the same period of 2019. Contract revenue decreased $0.3 million, or 16%, to $1.6 million for the twelve months ended December 31, 2020, compared to $2.0 million for the same period of 2019. Total revenue increased $0.5 million, or 33%, to $2.1 million for the three months ended December

31, 2020, compared to $1.6 million for the same period of 2019. Total revenue increased $2.5 million, or 75%, to $5.9 million for the twelve months ended December 31, 2020, compared to $3.4 million for the same period of 2019.

Gross margin for the three months ended December 31, 2020 was 19%, compared to 24% for the same period of 2019. Gross margin for the twelve months ended December 31, 2020 was negative 2%, compared to 2% for the same period of 2019. The decrease in gross margin was largely attributable to higher variable costs related to billable sample volume growth in 2020, and higher fixed facility and equipment costs required to build capacity for our future growth expectations. Assay gross margin for the three months ended December 31, 2020 was negative 9%. Assay gross margin for the twelve months ended December 31, 2020 was negative 38%.

Sales and marketing expenses for the three months ended December 31, 2020 were $5.1 million, an increase of 110%, compared to $2.4 million for the same period of 2019. Sales and marketing expenses for the twelve months ended December 31, 2020 were $16.1 million, an increase of 155%, compared to $6.3 million for the same period of 2019. The increase was primarily attributable to sales force expansion and additional marketing investment to increase awareness of our Pigmented Lesion Assay.

Research and development expenses for the three months ended December 31, 2020 were $1.9 million, an increase of 194%, compared to $0.7 million for the same period of 2019. Research and development expenses for the twelve months ended December 31, 2020 were $5.3 million, an increase of 112%, compared to $2.5 million for the same period of 2019. The increase was primarily due to higher compensation costs related to expanding the research and development team, increased clinical trial costs, and increased spend on laboratory supplies to support new product development.

General and administrative expenses for the three months ended December 31, 2020 were $2.8 million, an increase of 17%, compared to $2.4 million for the same period of 2019. General and administrative expenses for the twelve months ended December 31, 2020 were $13.8 million, an increase of 56%, compared to $8.9 million for the same period of 2019. The increase was primarily due to higher payroll-related costs, stock-based compensation and costs required to operate as a publicly traded company.

Net loss for the three months ended December 31, 2020 was $9.4 million, or $(0.48) per share, which included $1.5 million of non-cash stock-based compensation, compared to a net loss of $5.1 million, or $(0.43) per share, for the same period of 2019, which included $0.1 million of non-cash stock-based compensation. Net loss for the twelve months ended December 31, 2020 was $35.2 million, or $(2.08) per share, which included $5.0 million of non-cash stock-based compensation, compared to a net loss of $19.7 million, or $(2.81) per share, for the same period of 2019, which included $1.3 million of non-cash stock-based compensation.

Cash, cash equivalents, and marketable securities totaled $63.8 million as of December 31, 2020.

Through March 1, 2021, a total of 12,059,171 public warrants were exercised resulting in the issuance of 3,014,786 common shares. The Company has received a total of $69.3 million in total proceeds from these public warrant exercises.  As of March 1, 2021, the Company had a total of 28,755,668 shares outstanding.

Outlook and COVID-19

Management estimates that first quarter 2021 assay revenue will be between $1.6 and $1.9 million.

Due to uncertainty surrounding the COVID-19 pandemic, DermTech will not provide financial guidance for the fiscal year 2021 at this time. Management anticipates providing an update at the time of its first quarter earnings announcement, to the extent practicable, based on available information at that time.

Conference Call and Webcast Information

DermTech will host a conference call and webcast to discuss the fourth quarter and full year 2020 financial results on Thursday, March 4, 2021 at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time. The conference call can be accessed live over the phone by dialing (844) 467-7114 for U.S. callers or (409) 231-2086 for international callers, using conference ID: 6588729. The live webcast can be accessed at investors.dermtech.com.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform dermatology with our non-invasive skin genomics platform, to democratize access to high quality dermatology care, and to improve the lives of millions. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity therefor, DermTech’s negotiations with private payors, and DermTech’s ability to expand its product offerings. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of (i) the most recent Quarterly Report on Form 10-Q filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$24,248	$15,374
Short-term marketable securities	39,529	—
Accounts receivable, net	1,480	680
Inventory	104	35
Prepaid expenses and other current assets	1,521	1,061
Total current assets	66,882	17,150
Property and equipment, net	2,731	977
Other assets	167	84
Total assets	$69,780	$18,211
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,573	$1,609
Accrued compensation	2,075	1,142
Accrued liabilities	763	218
Short-term deferred revenue	905	1,390
Deferred underwriting fees	—	1,363
Current portion of capital lease obligations	109	—
Total current liabilities	5,425	5,722
Long-term deferred revenue	639	—
Long-term capital lease obligations, less current portion	226	—
Total liabilities	6,290	5,722
Commitments and contingencies:
Series A convertible preferred stock, $0.0001 par value per share; zero and 5,000,000 Series A shares authorized as of December 31, 2020 and 2019, respectively; zero and 1,231 shares issued and outstanding at December 31, 2020 and 2019, respectively; zero and $7.6 million liquidation preference at December 31, 2020 and 2019, respectively	—	—
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of December 31, 2020 and 2019; 20,740,413 and 12,344,818 shares issued and outstanding at December 31, 2020 and 2019, respectively	2	1
Additional paid-in capital	189,849	103,599
Accumulated other comprehensive loss	(1)	—
Accumulated deficit	(126,360)	(91,111)
Total stockholders’ equity	63,490	12,489
Total liabilities, convertible preferred stock and stockholders’ equity	$69,780	$18,211

DERMTECH, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenues:
Assay revenue	$4,241	$1,403
Contract revenue	1,644	1,961
Total revenues	5,885	3,364
Cost of revenues	5,981	3,304
Gross profit/(loss)	(96)	60
Operating expenses:
Sales and marketing	16,077	6,303
Research and development	5,293	2,497
General and administrative	13,823	8,865
Total operating expenses	35,193	17,665
Loss from operations	(35,289)	(17,605)
Other income/(expense):
Gain on debt extinguishment of convertible notes	—	928
Interest income/(expense)	40	(2,657)
Other expense	—	(355)
Total other income/(expense)	40	(2,084)
Net loss	$(35,249)	$(19,689)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	16,979,411	7,005,037
Net loss per common share outstanding, basic and diluted	$(2.08)	$(2.81)